Exhibit 10.2

Compensation Summary
(As reported in Hershey Foods Corporation’s
Current Report on Form 8-K, filed
February 18, 2005)

        Base Salaries. On February 14, 2005, the Compensation and Executive Organization Committee (“Committee”) of the Board of Directors of Hershey Foods Corporation (the “Company”) approved the base salaries of the executive officers named in the Company’s 2004 Proxy Statement (“Named Executive Officers”) other than R. H. Lenny, Chairman of the Board, President and Chief Executive Officer, and on February 15, 2005, the Committee recommended to the Company’s independent directors as a group the base salary for Mr. Lenny, as follows:

Name	Base Salary
R. H. Lenny	$1,070,000
R. Brace	$ 380,000
F. Cerminara	$ 428,000
B. H. Snyder	$ 422,100
D. J. West	$ 450,000

        The independent directors as a group approved the recommended base salary for Mr. Lenny on February 15, 2005. Base salaries are effective as of January 1, 2005.

        2004 Annual Incentive Program (AIP) Award. On February 14, 2005, the Committee approved AIP awards for 2004 under the Company’s Key Employee Incentive Plan (the “Incentive Plan”) for the Named Executive Officers other than Mr. Lenny, and on February 15, 2005, the Committee recommended to the independent directors as a group an AIP award for Mr. Lenny, payable in cash, as follows:

Name	Annual Incentive Award
R. H. Lenny	$2,425,000
R. Brace	$ 309,173
F. Cerminara	$ 446,674
B. H. Snyder	$ 416,842
D. J. West	$ 445,884

        The independent directors as a group approved the recommended award for Mr. Lenny on February 15, 2005.

        Also on February 14, 2005, the Committee approved the target grants for a 2005 AIP award for executive officers other than Mr. Lenny, and on February 15, 2005, the Committee recommended to the independent directors as a group a target grant for Mr. Lenny’s 2005 AIP award. For executive officers other than Mr. Lenny, the final award is the product of the executive officer’s base salary, the applicable target percentage and a performance score calculated as the sum of a corporate performance score and an individual score. The corporate performance objectives for executive officers other than Mr. Lenny are based on earnings per share-diluted, consolidated net sales and consolidated economic return on invested capital. The range of the target percentages of base salary used in the 2005 AIP target grants for executive officers other than Mr. Lenny is 50% to 70%. For Mr. Lenny, the Committee recommended to the independent directors that his final award be based on his performance against certain corporate and individual objectives. Mr. Lenny’s 2005 AIP corporate objectives are based on consolidated net sales, operating income, earnings per share-diluted, consolidated economic return on invested capital and free cash flow. The Committee recommended that Mr. Lenny’s target maximum award for 2005 be set at the maximum award level available to executive officers under the Incentive Plan, and waived the maximum AIP award specified in Mr. Lenny’s March 12, 2001 Employment Agreement. At the end of the performance period, the Committee will review Mr. Lenny’s actual performance against his 2005 objectives and recommend to the independent directors an award which, based upon such performance, may be at or below the target maximum award. The independent directors as a group approved the Committee’s recommended 2005 AIP target grant for Mr. Lenny on February 15, 2005.

        Performance Stock Unit (PSU) Awards for the 2002-2004 Cycle. On February 14, 2005, the Committee approved PSU awards under the Incentive Plan for the Named Executive Officers other than Mr. Lenny, and on February 15, 2005, the Committee recommended to the independent directors as a group a PSU award under the Incentive Plan for Mr. Lenny, as follows:

Name	Performance Stock Unit Award
R. H. Lenny	$3,105,699
R. Brace	$ 575,691
F. Cerminara	$ 848,386
B. H. Snyder	$ 499,942
D. J. West	$ 515,092

        The independent directors as a group approved the recommended PSU award for Mr. Lenny on February 15, 2005. The Committee approved the deferral of Mr. Lenny’s PSU award in units representing shares of Company Common Stock and approved deferral of awards to Messrs. Brace, Cerminara and Snyder in cash under the terms of the Company’s Deferred Compensation Plan.

        Also on February 14, 2005, the Committee approved contingent target grants of PSUs under the Incentive Plan for executive officers other than Mr. Lenny, and on February 15, 2005, the Committee recommended to the independent directors as a group a contingent target grant of PSUs under the Incentive Plan for Mr. Lenny, for the 2005-2007 PSU performance cycle. PSU grants are based upon a percentage of the executive officer’s base salary and are earned based upon the Company’s performance relative to certain performance objectives over the three-year cycle. The performance objectives for the 2005-2007 performance cycle are as follows: the Company’s earnings per share-diluted growth (three-year compound annual growth rate) measured against the earnings per share-diluted growth (three-year compound annual growth rate) of a peer group of 16 food, beverage and consumer packaged goods companies and the cumulative three-year improvement in the Company’s economic return on invested capital measured against an internal target. The independent directors as a group approved the Committee’s recommended contingent target PSU grant for Mr. Lenny on February 15, 2005.

        Stock Option Grants. The Committee approved stock option grants under the Incentive Plan for the executive officers other than Mr. Lenny, and recommended to the independent directors as a group a stock option grant to Mr. Lenny, all such grants to be effective February 15, 2005. The independent directors as a group ratified the grant of stock options to Mr. Lenny on February 15, 2005. Stock options were granted subject to certain Terms and Conditions applicable to all stock options granted under the Incentive Plan, which Terms and Conditions were filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on February 18, 2005.

        Finally, on February 15, 2005, the independent directors as a group approved the Committee’s recommendation to revise its policy regarding Mr. Lenny’s use of the Company’s aircraft for non-business purposes. The new policy removes dollar limitations applicable to such use and encourages such use by Mr. Lenny to ensure confidentiality of information while traveling and to allow Mr. Lenny more time to concentrate on the Company’s business, maximizing efficiency.